Exhibit 99.1

         Lawson Software Reports First Quarter FY06 Results;
         License Revenues Increase 40 Percent from Prior Year;
                     EPS Tops Consensus Estimate

    ST. PAUL, Minn.--(BUSINESS WIRE)--Sept. 29, 2005--Lawson Software, Inc. (Nasdaq:LWSN) today reported total revenues of $87.9 million for its fiscal 2006 first quarter ended Aug. 31, 2005, compared with revenues of $82.7 million for its fiscal 2005 first quarter. License fee revenues were $18.6 million in the fiscal 2006 first quarter, compared with $13.3 million in the fiscal 2005 first quarter. Services revenues were $69.3 million in the fiscal 2006 first quarter, compared with $69.4 million in the fiscal 2005 first quarter.
    GAAP net income was $4.2 million, or $0.04 per diluted share, compared with a net loss of $417,000, or $0.00 per diluted share, in the fiscal 2005 first quarter. Operating income in the fiscal 2006 first quarter was $2.0 million, compared with an operating loss of $1.3 million in the fiscal 2005 first quarter. Operating expenses in the current quarter increased $5.6 million from the prior year primarily resulting from a $6.3 million non-cash charge as described below reflected in general and administrative expenses in the current quarter. Other than this charge, operating expenses declined from the prior year. In addition, net income for the current quarter benefited by $0.4 million from interest income on a tax refund, and a reduction of $1.6 million in income tax reserves that were released as a result of the closure of income tax-related matters.
    "This was a terrific quarter for Lawson, one marked by the return of strong license revenues driven by new business from new clients," said Harry Debes, Lawson president and chief executive officer. "We saw solid demand for multi-suite purchases with our Human Resources and Financials suites leading the way. We also continue to manage expenses prudently, which helps us deliver improved and more predictable earnings. There is a void in the enterprise software market resulting from industry consolidation, and we are encouraged by how our customers and prospects are viewing Lawson with increased confidence as a viable option that can scale to meet their needs. I am also personally encouraged by how well the entire Lawson team is executing. While the merger transaction and planning are in process with Intentia International, we remained focused on delivering value for our customers and are not distracted in any way from our revenue, earnings and customer satisfaction goals. We accomplished everything we set out to achieve in the quarter."
    Lawson's GAAP general and administrative expenses include a $6.3 million non-cash charge resulting from a negotiated separation agreement with former president and CEO Jay Coughlan, which among other terms provided that Mr. Coughlan would remain available to Lawson in a part-time employment status for a period up to two years. Upon review, these agreements were determined to be a deemed modification of Mr. Coughlan's previously granted options requiring a non-cash charge for option expense. There was no cash payment or any new options issued to Mr. Coughlan related to this charge.
    Lawson's fiscal 2006 first quarter GAAP operating results include $9.8 million in pre-tax items consisting of the $6.3 million non-cash charge for recording of option expense, $1.3 million of acquisition expenses relating to the pending merger with Intentia International, $1.0 million in amortization of purchased maintenance contracts reflected in cost of services, $0.8 million in software amortization reflected in cost of license fees, and $0.4 million in intangible amortization related to acquisitions. In addition, GAAP net income includes the current quarter benefits of $0.4 million of interest income on a tax refund and the release of $1.6 million in income tax reserves as a result of closing income tax-related matters. Lawson provides this list for financial analysts, many of whom exclude one or more of such items in developing their financial models and estimates of the company's performance. If analysts adjust their models for all of these items, Lawson believes it would have significantly exceeded the Thomson First Call consensus first quarter estimate for the company's EPS performance. See the supplemental information at the end of this news release for more detail on these items.
    The company signed 109 deals in the quarter, compared with 122 in the first quarter of fiscal 2005. Of total contracting activity in the fiscal 2006 first quarter, approximately 43 percent came from existing clients and approximately 57 percent from new clients.
    During the quarter, the company signed 19 new clients at an average selling price of $549,000, compared with 12 new clients at an average selling price of $428,000 in the first quarter of fiscal 2005. The company signed three software licensing agreements valued at more than $1 million. Significant or strategic wins included Mervyns LLC, Driscoll Children's Hospital, Cox Health, Arvest Bank Operations Inc., and Boyd Gaming Corporation.
    The company's cash, cash equivalents and marketable securities were $251.7 million at Aug. 31, 2005, compared with $234.6 million at May 31, 2005. Days sales outstanding were 46, compared with 45 in the fiscal 2005 fourth quarter.
    Mr. Debes also provided an update on the merger with Intentia
International: "Our integration planning is well advanced. Intentia and its auditors continue to finalize the process of converting and reconciling Intentia's financial results to U.S. GAAP, which is required for us to complete and file our S-4 for the transaction. This is a time-consuming and extensive process and Intentia is committed to ensure that the translated financial data is accurate. Both companies recognize that this requires that the process take its due course. Once the S-4 is completed and filed, we will provide further opportunities and public conference calls to address the customer and financial benefits of the merger."

    Conference Call and Webcast

    Lawson will host a conference call to discuss its first quarter results and future outlook at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) Sept. 29, 2005.
    Interested parties may listen to the call by dialing 1-800-857-4748 (passcode Lawson 929) and international callers 1-210-234-7123. A live webcast will also be available on www.lawson.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through Thursday, Oct. 6. The replay number is 1-800-789-9018 and international 1-203-369-3337. The webcast will remain on www.lawson.com for approximately two weeks.

    About Lawson Software

    Lawson Software provides business application software and consulting services that put time on the side of services organizations in the healthcare, retail, government and education, banking and insurance and other markets. Lawson's software suites include enterprise performance management, distribution, financials, human resources, procurement, retail operations and service process optimization. With headquarters in St. Paul, Minn., Lawson has offices and affiliates serving North and South America, Europe and Africa. Lawson Software and Lawson are registered trademarks of Lawson Software, Inc. All rights reserved.

    Forward-Looking Statements

    This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software, Inc., and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in the company's ability to realize synergies and revenue opportunities anticipated from the Intentia International acquisition; uncertainties in the software industry; global military conflicts; terrorist attacks in the United States, and any future events in response to these developments; changes in conditions in the company's targeted service industries; increased competition and other risk factors listed in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as included in other documents the company files from time to time with the Commission.


                         LAWSON SOFTWARE, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                               UNAUDITED
                            (in thousands)
                                                 August 31,  May 31,
                                                    2005       2005
                                                 ---------- ----------
ASSETS
Current assets:
  Cash and cash equivalents                       $214,793   $187,744
  Marketable securities                             33,117     43,099
  Trade accounts receivable, net                    44,518     42,907
  Other current assets                              19,854     28,574
                                                 ---------- ----------
     Total current assets                          312,282    302,324

Long-term marketable securities                      3,765      3,770
Property and equipment, net                         12,457     13,574
Goodwill and other intangible assets, net           73,131     75,346
Other assets                                        26,538     25,704
                                                 ---------- ----------
     Total assets                                 $428,173   $420,718
                                                 ========== ==========

LIABILITIES AND STOCKHOLDERS'  EQUITY
Current liabilities:
  Current portion of long-term debt                   $871     $1,836
  Accounts payable and other accrued liabilities    40,007     45,507
  Deferred revenue and client deposits              75,667     76,571
                                                 ---------- ----------
     Total current liabilities                     116,545    123,914

Other long-term liabilities                          4,861      3,749
                                                 ---------- ----------
     Total liabilities                             121,406    127,663
                                                 ---------- ----------

Stockholders' equity:
 Common stock                                        1,131      1,124
 Additional paid-in capital                        347,162    338,666
 Treasury stock, at cost                           (70,988)   (72,348)
 Deferred stock-based compensation                    (434)       (41)
 Retained earnings                                  26,910     22,733
 Accumulated other comprehensive income              2,986      2,921
                                                 ---------- ----------
 Total stockholders' equity                        306,767    293,055
                                                 ---------- ----------
     Total liabilities and stockholders' equity   $428,173   $420,718
                                                 ========== ==========


                         LAWSON SOFTWARE, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               UNAUDITED
                 (in thousands, except per share data)


                                                 Three Months Ended
                                               -----------------------
                                               August 31,  August 31,
                                                   2005        2004
                                               ----------- -----------
Revenues:
 License fees                                     $18,604     $13,251
 Services                                          69,310      69,434
                                               ----------- -----------
   Total revenues                                  87,914      82,685
Cost of revenues:
 Cost of license fees                               2,421       2,375
 Cost of services                                  32,720      36,456
                                               ----------- -----------
   Total cost of revenues                          35,141      38,831
                                               ----------- -----------

Gross profit                                       52,773      43,854

Operating expenses:
 Research and development                          14,500      15,647
 Sales and marketing                               18,972      20,957
 General and administrative                        16,872       8,250
 Restructuring                                         10         (75)
 Amortization of acquired intangibles                 374         385
                                               ----------- -----------
   Total operating expenses                        50,728      45,164
                                               ----------- -----------
Operating income                                    2,045      (1,310)
Other income:
 Interest income                                    2,305         657
 Interest expense                                      (6)        (13)
                                               ----------- -----------
   Total other income                               2,299         644

Income before income taxes                          4,344        (666)
Provision (benefit) for incomes taxes                 167        (249)
                                               ----------- -----------
Net income (loss)                                  $4,177       $(417)
                                               =========== ===========

Net income per share:

 Basic                                              $0.04      $ 0.00
                                               =========== ===========

 Diluted                                            $0.04      $ 0.00
                                               =========== ===========
Shares used in computing net income per share:
 Basic                                            101,151      98,294
                                               =========== ===========
 Diluted                                          105,364      98,294
                                               =========== ===========


                         LAWSON SOFTWARE, INC.
                       SUPPLEMENTAL INFORMATION
                               UNAUDITED
                            (in thousands)


                                                   Three Months Ended
                                                     August 31, 2005
                                                   -------------------


Selected Pretax Expense:

  Restructuring                                                   $10
  Amortization of acquired intangibles                            374
  Amortization of purchased maintenance contracts
   (cost of service) (1)                                        1,001
  Amortization of software (cost of license fees)                 809
  Amortization of stock-based compensation                         34
  Non-cash stock-based compensation related to
   former CEO options  (G&A)                                    6,261
  Acquisition related (Cost of Service)                            50
  Acquisition related (R&D)                                        49
  Acquisition related (Sales & Marketing)                         449
  Acquisition related  (G&A)                                      754
                                                   -------------------
                                                               $9,791
                                                   ===================


Interest income on tax refund                                    $357
                                                   ===================


Income tax reserve reduction                                   $1,612
                                                   ===================


  Effective tax rate for financial analysts'
   modeling                                                        41%

(1) Service revenue from the acquired maintenance contracts for the three months ended Aug. 31, 2005, was $2,986.


                         LAWSON SOFTWARE, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                               UNAUDITED
                            (in thousands)


                                                 Three Months Ended
                                               -----------------------
                                               August 31,  August 31,
                                                  2005       2004 (1)
                                               ----------- -----------
Cash flows from operating activities:
  Net income (loss)                                $4,177       $(417)
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Depreciation and amortization                   3,726       4,232
    Deferred income taxes                              65         161
    Provision for doubtful accounts                  (733)        625
    Tax benefit from stockholder transactions         173       1,067
    Tax commitment from exercise of stock
     options                                         (719)       (651)
    Amortization of stock-based compensation          132          22
    Stock-based compensation                        6,368
    Amortization of discounts on notes payable         13          22
    Amortization of discount and accretion of
     premium on marketable securities                  21          58
    Restructuring                                      10         (75)
    Changes in operating assets and
     liabilities, net of effect from
     acquisitions:
       Trade accounts receivable                     (878)      8,691
       Prepaid expenses and other assets            8,908        (164)
       Accounts payable                            (1,942)     (3,555)
       Accrued and other liabilities               (2,309)     (8,587)
       Income taxes payable                            30        (988)
       Deferred revenue and client deposits          (989)    (18,385)
                                               ----------- -----------
          Net cash provided by  (used in)
           operating activities                    16,053     (17,944)

Cash flows from investing activities:
  Cash paid in conjunction with acquisitions,
   net of cash acquired                            (1,087)          -
  Purchases of marketable securities              (11,932)   (214,540)
  Sales and maturities of marketable securities    21,889     208,523
  Purchases of property and equipment                (423)       (833)
                                               ----------- -----------
          Net cash provided by (used in)
           investing activities                     8,447      (6,850)

Cash flows from financing activities:
  Payments on debt                                   (967)       (105)
  Exercise of stock options                         2,019       2,025
  Issuance of treasury shares for employee
   stock purchase plan                              1,497       2,368
  Repurchase of common stock                            -     (10,000)
                                               ----------- -----------
          Net cash provided by (used in)
           financing activities                     2,549      (5,712)

Increase (decrease) in cash and cash
 equivalents                                       27,049     (30,506)
Cash and cash equivalents at beginning of
 period                                           187,744      72,396
                                               ----------- -----------
Cash and cash equivalents at end of period       $214,793     $41,890
                                               =========== ===========

(1) The consolidated statements of cash flows for the three months ended Aug. 31, 2004, contain reclassifications related to dutch auction rate securities to conform prior year's data to current presentation. These reclassifications had no effect on reported earnings.

    CONTACT: Lawson Software, Inc., St. Paul
             Media contact:
             Terry Blake, 651-767-4766
             terry.blake@lawson.com
             or
             Investor and analyst contact:
             Barbara Doyle, 651-767-4385
             barbara.doyle@lawson.com